Exhibit 2.1

Execution Version

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment (“Second Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of December 7, 2023, by and among (i) Edoc Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) American Physicians LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iii) Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iv) AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “Company”), and (vi) Gary Seaton, in his capacity as the Seller Representative thereunder (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, the Purchaser, the Purchaser Representative, Pubco, Merger Sub, the Company, the Seller Representative and certain Sellers entered into that certain Business Combination Agreement, dated as of December 5, 2022 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended by the Amendment to Business Combination Agreement, dated as of March 31, 2023 (the “First Amendment”), to add a $10,000,000 minimum cash closing condition (the Original Agreement, as amended by the First Amendment, is referred to herein as, the “Amended Agreement”, and as further amended, including by this Second Amendment, the “Business Combination Agreement”); and

WHEREAS, the Parties now desire to further amend the Amended Agreement on the terms and conditions set forth herein, to, among other matters, extend the Outside Date of the Business Combination Agreement to March 31, 2024.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement. The Amended Agreement is hereby further amended as follows:

A. Section 11.1(b) of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article X have not been satisfied or waived by March 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, the Seller Representative, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

2. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Amended Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Amended Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Amended Agreement, as further amended by this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Amended Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitute the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Amended Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Amended Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 13.1 through 13.10, and 13.12 through 13.16 of the Amended Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

The Purchaser:

EDOC ACQUISITION CORP.

By:	/s/ Kevin Chen
	Name:	Kevin Chen
	Title:	Chief Executive Officer

The Purchaser Representative:

AMERICAN PHYSICIANS LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Xiaoping Becky Zhang
	Name:	Xiaoping Becky Zhang
	Title:	Managing Member

Pubco:

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

By:	/s/ Gary Seaton
	Name:	Gary Seaton
	Title:	Chief Executive Officer

Merger Sub:

AOI MERGER SUB

By:	/s/ Gary Seaton
	Name:	Gary Seaton
	Title:	Authorized Representative

[Signature Page to Second Amendment to Business Combination Agreement]

The Company:

AUSTRALIAN OILSEEDS INVESTMENTS PTY LTD.

By:	/s/ Gary Seaton
	Name:	Gary Seaton
	Title:	Chief Executive Officer

The Seller Representative:

Gary Seaton, an individual, solely in the capacity as the Seller Representative

/s/ Gary Seaton
Gary Seaton, individually

[Signature Page to Second Amendment to Business Combination Agreement]